UNIVERSITY *of* PENNSYLVANIA

Sixth Amendment to Amended and Restated License Agreement

This Sixth Amendment (the "Sixth Amendment") is made and entered into as of March 22, 2016 (the "Effective Date") by and between The Trustees of the University of Pennsylvania ("Penn") and Advaxis, Inc., a corporation organized and existing under the laws of Delaware ("Company") having a place of business at 305 College Road East, Princeton, New Jersey 08540, amends the Amended and Restated License Agreement dated February 13, 2007, as amended by the First Amendment to the License Agreement dated March 26, 2007, the Second Amendment to the License Agreement dated May 10, 2010, the Third Amendment to the License Agreement dated December 12, 2011, the Fourth Amendment to the License Agreement dated May 14, 2013, and the Fifth Amendment to the License Agreement dated June 20, 2014 (the "License Agreement").

BACKGROUND

The License Agreement relates to certain intellectual property developed by Dr. Yvonne Paterson of Penn's School of Medicine, which intellectual property is the subject of patents or patent applications (the "*Penn Dockets*"). The parties intend to add intellectual property to the Penn Patent Rights and to make certain other changes to the License Agreement. The parties wish to amend the License Agreement to reflect these changes.

Now, therefore, the parties hereby agree as follows:

1) Unless otherwise defined herein, defined terms shall have the meaning given them in the License Agreement. All references to Articles and Sections in the Sixth Amendment refer to Articles and Sections of the License Agreement. The term "Party" means each of Penn, Company and any Affiliate. The term "Third Party" means any person or entity other than Penn, Company or any Affiliate.

2) Penn's Litigation Expenses shall include Penn's internal costs, to the extent that they can be reasonably determined, including the time of attorneys and IT personnel.

3) Section 2.8 is hereby added as follows:

"2.8 **No Implied License**. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, materials, patent or other

intellectual property right rights that are not specifically granted herein are reserved to the owner thereof."

2) Section 7.3(b) is amended and restated in its entirety as follows;

(b) Involuntary Participation. If Penn is required to participate involuntarily in any litigation referred to under Section 7.3, (such as, for example, but not limited to, joining in a suit brought by Company to enforce the Penn Patent Rights against a third party to establish Company's standing to sue or cure any other jurisdictional defects; or being joined or named as a defendant, necessary party, involuntary plaintiff, or indispensable party), then (i) Company will reimburse Penn's Litigation Expenditures on an ongoing basis, within 30 days of submission of actual invoices; and (ii) financial recoveries from any such litigation will be shared between Company and Penn as follows: (1) Company will be reimbursed for all Litigation Expenditures of Company and Litigation Expenses reimbursed by Company to Penn; then (2) forty percent (40%) of any amount remaining would be paid to Penn, and sixty percent (60%) of any amount remaining would be paid to Company, regardless of respective Litigation Expenditures.

3) Attachment 1 of the License Agreement -List of Intellectual Property- is deleted in its entirety and replaced with Attachment 1 attached to this Sixth Amendment. Attachment 1 includes nine new dockets, which are listed separately on Exhibit A (hereinafter referred to as the "6th Amendment Dockets").

4) Within thirty (30) days of the Effective Date of this Sixth Amendment, Company shall pay to Penn a non-refundable, non-assessable license initiation fee of $125,000 as partial consideration for the License to the 6th Amendment Dockets.

5) Within thirty (30) days of the execution of this Sixth Amendment, Company agrees to reimburse Penn for all historical patent expenses associated with the dockets listed on Attachment 1, to the extent not already reimbursed by Company to Penn. These expenses include, but are not limited to, all historically accrued patent and licensing expenses, attorney's fees, official fees and all other charges incident to the preparation, prosecution and maintenance of the Penn Patent Rights that were incurred and docketed by Penn relating to the Penn Patent Rights on or before the Effective Date of this Sixth Amendment, including the Sixth Amendment Dockets.

6) This Sixth Amendment, together with the License Agreement, constitute the entire agreement between the parties. All other terms and provisions of the License Agreement, except as expressly amended by this Sixth Amendment, remain in full force and effect.

7) This Sixth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Sixth Amendment to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By: ______________________________
Name: John S. Swartley, Ph.D.
Title: Associate Vice Provost for Research and,
Executive Director, PCI
Date: 3/22/16

ADVAXIS, INC.

By: ______________________________
Name: Daniel J. O'Connor
Title: President, Chief Executive Officer
Date: 9 March 2016